EXHIBIT M(iv)

OLD WESTBURY FUNDS, INC.

Distribution and Service Plan Pursuant to Rule

12b-1 Under the Investment Company Act of 1940

This Distribution and Service Plan (the “Plan”) is hereby adopted by Old Westbury Funds, Inc. (the “Fund”), on behalf of its series set forth in Appendix A hereto (each, a “Portfolio,” and collectively, the “Portfolios”), in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Board of Directors of the Fund has unanimously approved the Plan and has authorized the Fund to execute the Distribution Agreement and a Shareholder Servicing Agreement with BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services, as the Distributor (the “Distributor”), to carry out the Plan.

The Plan

1. The Fund and the Distributor will enter into a Distribution Agreement, in a form satisfactory to the Fund’s Board of Directors, under which the Distributor will act as distributor of the Portfolios’ shares. Pursuant to the Distribution Agreement, the Distributor, for nominal consideration and as agent of the Fund, will solicit orders for the purchase of the Portfolios’ shares, provided that any subscriptions and orders for the purchase of a Portfolio’s shares will not be binding on the Fund or such Portfolio until accepted by the Fund as principal on behalf of such Portfolio.

2. (a) The Fund and the Distributor will enter into a Shareholder Servicing Agreement, in a form satisfactory to the Fund’s Board of Directors, which provides that the Distributor is permitted to receive payments from a Portfolio to permit it to make payments to broker-dealers (each, a “Broker-Dealer”) with which it has written agreements and whose clients are Portfolio shareholders, for performing shareholder servicing functions on behalf of the Portfolio.

(b) In addition, the Fund and Bessemer Trust Company, N.A. (“Bessemer”) will enter into a Shareholder Servicing Agreement, in a form satisfactory to the Fund’s Board of Directors, which provides that Bessemer is permitted to receive a payment from a Portfolio to compensate it for performing shareholder servicing functions for its clients. Such Shareholder Servicing Agreement will also provide that Bessemer is permitted to receive payments from a Portfolio to permit it to make payments to banks, savings and loans and other financial institutions with which it has written agreements and whose clients are Portfolio shareholders (each institution, a “Shareholder Servicing Agent”) for performing shareholder servicing functions on behalf of such Portfolio.

(c) Bessemer or the Distributor, as the case may be, may make payments from time to time from their own resources and past profits for the following purposes:

(i) to defray the costs of, and to compensate others, including financial intermediaries with whom the Distributor or Bessemer has entered into written agreements, for performing shareholder servicing and related administrative functions on behalf of such Portfolio;

(ii) to compensate certain financial intermediaries for providing assistance in distributing a Portfolio’s shares;

(iii) to pay the costs of printing and distributing the Portfolio’s prospectus to prospective investors; and

(iv) to defray the costs of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel in connection with the distribution of a Portfolio’s shares.

(d) Each of the Shareholder Servicing Agreements will further provide that the Distributor or Bessemer, as the case may be, in their sole discretion, will determine the amount of such payments made pursuant to the Plan with the Shareholder Servicing Agents and Broker-Dealers they have contracted with, provided that such payments will not increase the amount which the Portfolio is required to pay to the Distributor or Bessemer for any fiscal year under the Shareholder Servicing Agreements.

(e) In addition, Bessemer may make payments from time to time from its fees under the Shareholder Servicing Agreement to Shareholder Servicing Agents for the purpose enumerated in paragraph (c)(i) above.

3. The Fund will pay for (a) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and the Advisor in carrying out their obligations under their respective Shareholder Servicing Agreements and (b) typesetting, printing and delivering the Fund’s prospectus to existing shareholders of the Portfolios and preparing and printing subscription application forms for shareholder accounts.

4. Payments by the Distributor to Broker-Dealers and payments by Bessemer to Shareholder Servicing Agents for the purpose of distributing such Portfolio’s shares and providing shareholder servicing are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund’s Board of Directors to be entered into between the Distributor and the Broker-Dealers, and between Bessemer and the Shareholder Servicing Agents.

5. The Fund and the Distributor will prepare and furnish to the Fund’s Board of Directors, at least quarterly, written reports setting forth all amounts expended for these purposes by the Fund, the Distributor and Bessemer pursuant to the Plan and identifying the activities for which such expenditures were made.

6. The Plan became effective upon approval by a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

7. The Plan will remain in effect until March 31, 2006 unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in paragraph 6 hereof.

8. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (a) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause paragraph 6 hereof, and (b) any amendment that increases materially the amounts which may be spent by the Fund pursuant to the Plan will be effective only on the additional approval by a majority of the outstanding voting securities of the affected Portfolio(s).

9. The Plan may be terminated with respect to all Portfolios or any one Portfolio without penalty at any time by (a) a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (b) a vote of a majority of the outstanding voting securities of each applicable Portfolio.

10. As used in this Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the same meanings as such terms have in the 1940 Act, as modified or interpreted by the Securities and Exchange Commission or its staff in rules, regulations, interpretations or no-action letters.

APPENDIX A

OLD WESTBURY FUNDS PORTFOLIOS

Large Cap Equity Fund

Mid Cap Equity Fund

International Fund

Fixed Income Fund

Municipal Bond Fund

Global Small Cap Fund

Real Return Fund